FOURTH AMENDMENT TO THE
                          MANAGEMENT AGREEMENT BETWEEN
             ACCESSOR FUNDS, INC. AND ACCESSOR CAPITAL MANAGEMENT LP

         This FOURTH AMENDMENT TO THE MANAGEMENT AGREEMENT (the "Agreement"), is entered into effective May 1, 2002, by and between ACCESSOR FUNDS, INC., a Maryland corporation ("Accessor Funds") and ACCESSOR CAPITAL MANAGEMENT LP, a Washington limited partnership ("Accessor Capital").

                                   BACKGROUND

         A. Accessor Funds and Accessor Capital entered into a Management Agreement on June 17, 1992 wherein Accessor Funds employed Accessor Capital to manage the investment and reinvestment of Accessor Funds' assets, to act as a discretionary money manager to certain of the Funds and to administer the Fund's business and administrative operations. Pursuant to Section 6 of the Agreement, Accessor Capital is compensated for its services on a percentage of the average daily net assets of the Funds of Accessor Funds.

          B. Accessor Funds and Accessor Capital each wish to amend the Agreement to decrease certain management fees charged by Accessor Capital to Accessor Funds.

                                    AGREEMENT

         Therefore, in consideration of the mutual covenants contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. The first paragraph of Section 6 of the Agreement is hereby amended and shall now read as follows:

         The Manager shall receive annual fees from each Fund for providing the services and furnishing the facilities pursuant to this Agreement in the following amounts:


                                                     Management Fee (as a
                                                     percentage of average
         Fund                                        daily net assets)
         -----------------------------------------------------------------------
         Growth                                               0.45%
         Value                                                0.45%
         Small to Mid Cap                                     0.60%
         International Equity                                 0.55%
         Intermediate Fixed-Income                            0.33%
         Short-Intermediate Fixed-Income                      0.33%
         High Yield Bond                                      0.36%
         Mortgage Securities                                  0.36%
         U.S. Government Money                                0.08%

IN WITNESS WHEREOF, the parties have entered into this Fourth Amendment to the Agreement as of the day and year first above set forth.


ACCESSOR FUNDS, INC.



By:
   -----------------------------------------
         Ravindra A. Deo
         Treasurer
Date:
     -------------------------------


ACCESSOR CAPITAL MANAGEMENT LP
By:      Accessor Capital Corporation
         Its Managing General Partner

By:
   --------------------------------------------------
         J. Anthony Whatley III
         President
Date:
     -------------------------------
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